                                                                  EXHIBIT 10.19

                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG


                                  BTG, INC.,
                            A VIRGINIA CORPORATION,


                            RESEARCH PLANNING, INC.
                            A DELAWARE CORPORATION,


                           REYNALDO P. MADURO, SR.,


                             CHARLES H. LYON, III


                                      AND


                               GRANT C. PETERSON


                                MARCH 30, 2001

                                TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
1.  DEFINITIONS ........................................................................1
2.  SALE AND PURCHASE OF SHARES ........................................................1
    2.01  Sale and Purchase of Shares ..................................................1
    2.02  Purchase Price ...............................................................1
    2.03  Satisfaction of Indebtedness .................................................2
3.  ADDITIONAL UNDERTAKINGS AND COVENANTS ..............................................2
    3.01  Consents and Approvals .......................................................2
    3.02  Access; Investigations by Buyer ..............................................3
    3.03  Operation of Business of the Company .........................................4
    3.04  No Inconsistent Negotiations .................................................6
    3.05  Public Announcements .........................................................7
    3.06  Employees ....................................................................7
    3.07  Subsequent Events ............................................................7
    3.08  Access to Records ............................................................7
    3.09  Maintenance of Plans .........................................................8
4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
    AND THE STOCKHOLDERS ...............................................................8
    4.01  Organization and Standing ....................................................8
    4.02  Subsidiaries .................................................................8
    4.03  Articles of Incorporation and Bylaws .........................................9
    4.04  Capitalization ...............................................................9
    4.05  Directors, Officers and Employees ............................................9
    4.06  Financial Statements .........................................................9
    4.07  No Liabilities ...............................................................10
    4.08  Accounts Receivable ..........................................................10
    4.09  Taxes ........................................................................11
    4.10  Conduct of Business; Absence of Material Adverse Change ......................13
    4.11  Real Property ................................................................14
    4.12  Assets .......................................................................14
    4.13  Insurance ....................................................................14
    4.14  Intellectual Property ........................................................15
    4.15  Debt Instruments .............................................................15
    4.16  Leases .......................................................................15
    4.17  Other Agreements .............................................................16
    4.18  Books and Records ............................................................18
    4.19  Litigation; Disputes .........................................................18
    4.20  Labor Relations ..............................................................19
    4.21  Pension and Benefit Plans ....................................................19
    4.22  Environmental ................................................................22
    4.23  Transactions with Related Parties ............................................23
    4.24  Restrictions and Consents ....................................................24

    4.25  Authorization ................................................................24
    4.26  Absence of Violation .........................................................24
    4.27  Copies of Documents ..........................................................25
    4.28  Binding Obligation ...........................................................25
    4.29  Disclosure ...................................................................25
 5. REPRESENTATIONS AND WARRANTIES OF THE
    STOCKHOLDERS .......................................................................26
    5.01  Title to Capital Stock .......................................................26
    5.02  Authority and Capacity .......................................................26
    5.03  Absence of Violation .........................................................26
    5.04  Restrictions and Consents ....................................................26
    5.05  Binding Obligation ...........................................................27
    5.06  Transfer of Title ............................................................27
6.  REPRESENTATIONS AND WARRANTIES OF BUYER ............................................27
    6.01  Organization and Standing ....................................................27
    6.02  Authorization ................................................................27
    6.03  Binding Obligation ...........................................................28
    6.04  No Registration Under the Securities Act .....................................28
    6.05  Acquisition for Investment ...................................................28
    6.06  Evaluation of Merits and Risks of Investment .................................28
    6.07  Disclosure ...................................................................29
7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE
    COMPANY AND THE STOCKHOLDERS .......................................................29
    7.01  Representations and Warranties ...............................................29
    7.02  Performance ..................................................................29
    7.03  Buyer's Certificate ..........................................................29
    7.04  Documents at Closing .........................................................30
    7.05  Consulting Agreement .........................................................30
    7.06  Legal Opinion ................................................................30
8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER .......................................30
    8.01  Representations and Warranties ...............................................30
    8.02  Performance ..................................................................30
    8.03  Absence of Adverse Changes ...................................................31
    8.04  Legal Proceedings ............................................................31
    8.05  Officer's Certificate ........................................................31
    8.06  Stockholders' Certificate ....................................................31
    8.07  Subordination Agreement ......................................................31
    8.08  Documents at Closing .........................................................31
    8.09  Consents .....................................................................32
    8.10  Resignation of Directors .....................................................32
    8.11  Consulting Agreement .........................................................32
    8.12  Legal Opinion ................................................................32
    8.13  Minimum Net Assets ...........................................................32
    8.14  Noncompetition Agreements ....................................................33

    8.15  Termination of Stockholders' Agreement .......................................33
9.  CLOSING ............................................................................33
    9.01  Closing of Sale and Purchase .................................................33
    9.02  Deliveries by the Stockholders ...............................................33
    9.03  Deliveries by the Company ....................................................33
    9.04  Deliveries by Buyer ..........................................................34
10. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION;
    REMEDIES ...........................................................................35
    10.01 Survival of Representations ..................................................35
    10.02 Agreement of Stockholders to Indemnify .......................................36
    10.03 Agreement of Buyer to Indemnify ..............................................36
    10.04 Conditions of Indemnification ................................................37
    10.05 No Recourse Against the Company ..............................................39
    10.06 Specific Performance .........................................................39
    10.07 Remedies Cumulative ..........................................................39
11. TAX MATTERS ........................................................................39
    11.01 Section 338(h)(10) Election ..................................................39
    11.02 Allocation of Purchase Price .................................................40
    11.03 S Corporation Status .........................................................40
    11.04 Tax Returns and Payments .....................................................41
    11.05 Cooperation on Tax Matters ...................................................42
    11.06 Certain Taxes ................................................................42
    11.07 Tax Audits ...................................................................43
12. TERMINATION ........................................................................43
    12.01 Termination ..................................................................43
    12.02 Effect of Termination ........................................................44
13. MISCELLANEOUS ......................................................................44
    13.01 Additional Actions and Documents .............................................44
    13.02 Brokers ......................................................................44
    13.03 Expenses .....................................................................45
    13.04 Assignment ...................................................................45
    13.05 Entire Agreement; Amendment ..................................................46
    13.06 Waiver .......................................................................46
    13.07 Consent to Jurisdiction ......................................................46
    13.08 Severability .................................................................47
    13.09 Governing Law ................................................................47
    13.10 Notices ......................................................................47
    13.11 Headings .....................................................................49
    13.12 Execution in Counterparts ....................................................49
    13.13 Limitation on Benefits .......................................................49
    13.14 Binding Effect ...............................................................50

                            STOCK PURCHASE AGREEMENT


               THIS STOCK PURCHASE AGREEMENT (this "Purchase Agreement") is entered into as of March 30, 2001, among BTG, INC., a Virginia corporation ("Buyer"), RESEARCH PLANNING, INC., a Delaware corporation (the "Company"), REYNALDO P. MADURO, SR., CHARLES H. LYON, III and GRANT C. PETERSON (each a "Stockholder", and collectively, the "Stockholders").

               WHEREAS, the Stockholders own all of the issued and outstanding shares of capital stock of the Company as set forth on Exhibit A hereto (collectively, the "Shares"); and

               WHEREAS, the Stockholders desire to sell and Buyer desires to purchase, all of the Shares at the price and upon the terms and conditions hereinafter set forth.

               NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:


1.      DEFINITIONS

        For all purposes of this Purchase Agreement, certain capitalized terms specified in Exhibit B shall have the meanings in this Purchase Agreement as are ascribed to them in Exhibit B, except as otherwise expressly provided in this Purchase Agreement.


2.      SALE AND PURCHASE OF SHARES


        2.01   SALE AND PURCHASE OF SHARES

               On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, each Stockholder agrees to sell to Buyer, and Buyer agrees to purchase from such Stockholder, all of the Shares owned by such Stockholder for the purchase price specified in Section 2.02.


        2.02   PURCHASE PRICE

               The aggregate purchase price for all of the Shares shall be Nine Million Dollars ($9,000,000) (the "Purchase Price"). The Purchase Price shall be paid to the Stockholders in the form of subordinated promissory notes made payable to each Stockholder (the "Promissory Notes"), executed and delivered by Buyer at Closing. The Promissory Notes shall be in the form of Exhibit C attached hereto. The Stockholders acknowledge and agree that the Promissory Notes shall be subject to the terms and conditions of a subordination agreement (the "Subordination Agreement") to be executed and delivered at Closing in substantially the same form as Exhibit D hereto. The principal amount of the Promissory Note issuable to each Stockholder is set forth opposite such Stockholder's name on Exhibit A hereto.


        2.03   SATISFACTION OF INDEBTEDNESS

               At Closing, Buyer shall, subject to the terms and conditions of this Purchase Agreement, pay the amounts outstanding under the Credit Agreement as stated in and in accordance with the payoff letter delivered pursuant to
Section 9.03(i) hereof.


3.      ADDITIONAL UNDERTAKINGS AND COVENANTS


        3.01   CONSENTS AND APPROVALS

               (a) Subject to Section 3.01(c) hereof, Buyer, the Company and the Stockholders shall use their respective reasonable best efforts to take all measures reasonably necessary or advisable to secure such consents, authorizations and approvals of governmental authorities and of private persons or entities with respect to the transactions contemplated by this Purchase Agreement, and the performance of all other obligations of such parties hereunder, as may be required by any applicable Laws or by any Agreement to which Buyer, the Company or the Stockholders is a party or by which Buyer, the Company or the Stockholders is bound.

               (b) Subject to Section 3.01(c) hereof, Buyer, the Company and the Stockholders shall (i) cooperate in the filing of all forms, notifications, reports and information, if any, required pursuant to applicable statutes, rules, regulations or orders of any governmental authority in connection with the transactions contemplated by this Purchase Agreement and
(ii) use their respective reasonable best efforts to cause any applicable waiting periods thereunder to expire and any objections to the transactions contemplated hereby to be withdrawn before the Closing.

               (c) Notwithstanding anything to the contrary contained in this Purchase Agreement, prior to the Closing none of the parties hereto shall, without the prior written consent of Buyer, seek to novate any of the Company's

Government Contracts. The parties hereto acknowledge and agree that, unless otherwise agreed in writing by Buyer and the Company, no novations under the Company's Government Contracts shall be conditions precedent to the obligations of any party hereto to consummate the transactions hereunder. The parties hereto further acknowledge and agree that the Company is required under the terms of certain of the Government Contracts to which it is a party to notify the applicable governmental authorities that the Company has entered into this Purchase Agreement. The parties hereto shall cooperate with each other in providing such notices and each such notice shall be in a form mutually acceptable to the Company and Buyer. In addition, promptly following the execution and delivery of this Purchase Agreement, the Company and the Stockholders shall provide all required notifications to the applicable governmental agencies under the Restricted Contracts of the entering into of this Purchase Agreement, and request that the contracting parties and administrative contracting officers under the Restricted Contracts obtain from the Small Business Administration (the "SBA") waivers to permit the Restricted Contracts to continue to be performed from and after the Closing Date. Such notifications and requests to obtain waivers shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld. From and after the Closing Date, the Stockholders shall take such actions and execute such documents as Buyer may reasonably request in connection with any novations, notifications or waivers that Buyer may elect to pursue under the Company's Government Contracts.


        3.02   ACCESS; INVESTIGATIONS BY BUYER

               (a) At all times through the Closing Date, the Company shall, upon reasonable prior notice and during normal business hours, provide to representatives of Buyer access to the offices, books, Agreements, records (including, without limitation, tax returns and correspondence with accountants), officers, directors and employees of the Company (provided such access shall not cause any unreasonable disruption in the conduct of the Company's business), and will furnish representatives of Buyer such financial and operating data and other information with respect to the business and Assets of the Company as Buyer may reasonably request, including, without limitation, Agreements with clients, customers, vendors, lessors, licensors and suppliers of the Company. Buyer agrees at all times through the Closing Date to (i) keep confidential all such information that is identified by the Company as being of a confidential nature, (ii) not use such confidential information on its own behalf, except in connection with the transactions contemplated hereby, or on behalf of any other person, firm or entity, and (iii) not disclose such confidential information to any third party (other than to Buyer's counsel, accountants and other consultants in connection with the transactions contemplated hereby) without the Company's advance written authorization; provided, however, that Buyer shall have no such obligations with respect to confidential information that (A) was lawfully obtained by it not subject to restrictions of confidentiality; (B) is a matter of public knowledge; or (C) has been or is hereafter publicly disclosed other than by or through Buyer. In the event this Purchase Agreement is terminated, Buyer will return to the Company or destroy, as the Company may direct, all documents, workpapers and other materials furnished to Buyer relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Purchase Agreement. Nothing in this Section 3.02(a) shall limit Buyer's obligations under the Confidentiality Agreement.

               (b) The Company and the Stockholders hereby acknowledge that each of them has obtained and may continue to obtain knowledge of and access to confidential and valuable business information relating to Buyer not generally known by or available to the general public, including, without limitation, information to which the Stockholders obtains access pursuant to Section 3.08 hereof. The Company and the Stockholders each agree at all times through the Closing Date and for a period of five (5) years thereafter, to (i) keep confidential all such information, (ii) not use such confidential information on its own behalf, except in connection with the transactions contemplated hereby, or on behalf of any other person, firm or entity, and (iii) not disclose such confidential information to any third party (other than to the Company's counsel, accountants and other consultants in connection with the transactions contemplated hereby) without Buyer's advance written authorization; provided, however, that the Company and the Stockholders shall have no such obligations with respect to confidential information that (A) was lawfully obtained by it not subject to restrictions of confidentiality; (B) is a matter of public knowledge; or (C) has been or is hereafter publicly disclosed other than by or through the Company. In the event this Purchase Agreement is terminated, the Company and the Stockholders will return to Buyer or destroy, as Buyer may direct, all documents, workpapers and other materials furnished to such parties relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Purchase Agreement. Nothing contained in this
Section 3.02(b) shall limit the obligations of the Company and the Stockholders under the Confidentiality Agreement.


        3.03   OPERATION OF BUSINESS OF THE COMPANY

               (a) At all times through the Closing Date, the Company shall use its reasonable best efforts to (i) preserve its business organization and its present relationships with customers, suppliers, consultants, employees and any other persons having business relations with the Company in the Ordinary Course of Business; and (ii) maintain all of its Assets in good operating condition and repair (normal wear and tear excepted) in the Ordinary Course of Business.

               (b) Except as set forth in the Disclosure Schedule, at all times through the Closing Date, the Company shall conduct its business substantially in the manner heretofore conducted and only in the Ordinary Course of Business and shall not, without the prior written consent of Buyer: (i) issue any capital stock, bonds or other corporate securities or debt instruments, grant any options, warrants or other rights calling for the issuance thereof, or borrow any funds; (ii) declare, set aside or pay any dividends or distributions of any Assets, except for the payment of the Stockholders' Transaction Expenses permitted to be paid by the Company pursuant to Section 13.03 of this Purchase Agreement; (iii) directly or indirectly redeem, purchase or otherwise acquire any of its capital stock, any securities convertible into capital stock, or any other securities; (iv) effect a split, reclassification or other change in or of any of its capital stock; (v) amend its certificate of incorporation or bylaws;
(vi) grant any increase in the compensation or benefits payable, or to become payable, by the Company to any of its directors, officers, employees or consultants, or make any accrual or arrangement for or payment of bonuses or special compensation of any kind to any director, officer or employee; (vii) directly or indirectly guarantee or agree to guarantee the obligations of others; (viii) enter into or make or permit any amendment to the terms or conditions of any of the loans under the Credit Agreement, or enter into or make or permit any amendment or termination of any other Agreement which the Company or the Stockholders reasonably believes is likely to have a Material Adverse Effect; (ix) mortgage, pledge or subject to any Encumbrance any of its Assets;
(x) cancel any indebtedness owing to the Company or any claims which the Company may possess (other than the resolution of claims under any Agreement in the Ordinary Course of Business which would not have a Material Adverse Effect), or waive any rights of substantial value; (xi) sell, assign or transfer any Intellectual Property; (xii) sell, exchange, transfer or otherwise dispose of any interest in any Asset (other than in the Ordinary Course of Business);
(xiii) violate any Laws which have or could reasonably be expected to have a Material Adverse Effect; (xiv) commit any act or omit to do any act, or engage in any activity or transaction or incur any obligation (by conduct or otherwise), which the Company or the Stockholders reasonably expects to have a Material Adverse Effect; or (xv) make any loan or advance to any stockholder, officer or director of the Company or to any other person, except for the payment of the Stockholders' Transaction Expenses permitted to be paid by the Company pursuant to Section 13.03 of this Purchase Agreement. Prior to the Closing Date, the Company and the Stockholders on behalf of the Company (i) will not do or agree to do any of the things listed in clauses (b) through (s) of
Section 4.10 and (ii) will maintain all insurance, which shall meet the requirements of Section 4.13.

               (c) The Company shall notify Buyer promptly of any material adverse change in the business, operations, prospects, condition (financial or otherwise), Assets or liabilities of the Company, including, without limitation, information (including, without limitation, copies of all Documents relating thereto) concerning all claims instituted, threatened or asserted against or affecting the Company or its business or Assets at law or in equity, before or by any court or governmental authority.

               (d) The Company shall keep proper books of record and account in which true and complete entries will be made of all transactions in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, and shall supply to Buyer such Documents (financial or otherwise) with respect thereto as Buyer shall reasonably request.

               (e) The Company shall inform and discuss with Buyer on a regular and ongoing basis the management of the business and Assets of the Company, including, without limitation, (i) any significant new Agreements or transactions proposed to be entered into, (ii) persons proposed to be employed or terminated by the Company outside of the Ordinary Course of Business, and
(iii) any other significant developments relating to the business or Assets of the Company; provided, however, that Buyer shall have no express or implied power, authority or responsibility with respect to the Company or its business, Assets or Agreements. Without limiting the foregoing, the Company shall not enter into any agreement, understanding, commitment or other arrangement (whether written or oral) with any Affiliate or any officer, director, employee or agent thereof after the date hereof without the prior written consent of Buyer.


        3.04   NO INCONSISTENT NEGOTIATIONS

               Neither the Company nor the Stockholders shall, nor shall any of them authorize or knowingly permit any director, officer, employee or other agent of the Company, directly or indirectly, to (i) take any action to solicit, initiate or encourage the submission of a Proposal; (ii) participate in any negotiations regarding, or furnish to any other person, entity or group any nonpublic information with respect to, a Proposal, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person, entity or group to make a Proposal to the Stockholders or the Company.

               In addition, the Company and the Stockholders shall use reasonable efforts to cause any financial advisor engaged by the Company or the Stockholders for any purpose within the past twelve (12) months to refrain from taking any of the actions referred to in clause (i) or (ii) of the immediately preceding sentence. The Company and the Stockholders shall immediately cease any existing discussions or negotiations with any parties (other than Buyer) conducted heretofore with respect to any of the foregoing. The Company or the Stockholders shall notify Buyer promptly if any Proposal, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Buyer, indicate in reasonable detail the identity of the offeror and the terms and conditions of the Proposal, including the proposed financing for such Proposal if contained therein. The Company and the Stockholders shall respond to any such Proposal only to the extent consistent with their obligations under this Purchase Agreement.


        3.05   PUBLIC ANNOUNCEMENTS

               The Stockholders on the one hand, and Buyer on the other hand, agree that neither they nor the Company will issue any press release or otherwise make any public statements concerning this Agreement or the transactions contemplated hereby at any time prior to the Closing Date without the prior written consent of Buyer or the Stockholders, as the case may be, except to the extent that any such disclosure is required by Buyer under applicable Law.


        3.06   EMPLOYEES

               The Company shall use its reasonable best efforts to encourage the current employees of the Company to continue their employment with the Company following the Closing Date; provided, however, that the Company shall not be deemed to guarantee the continued employment of any of its employees.


        3.07   SUBSEQUENT EVENTS

               The Company and the Stockholders shall notify Buyer promptly in writing of the occurrence of any event, or the failure of any event to occur, prior to the Closing that results in a material omission from, or material breach of, any of the covenants, representations or warranties made by or on behalf of the Company or the Stockholders in this Purchase Agreement or the Disclosure Schedule. Prior to the Closing, the Company and the Stockholders promptly will supplement or amend the Disclosure Schedule delivered pursuant hereto with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered materially inaccurate thereby.


        3.08   ACCESS TO RECORDS

               For a period five (5) years after the Closing Date, Buyer shall, upon reasonable prior notice and during normal business hours, provide to the Stockholders access to the financial and accounting books and records of the Company for periods prior to the Closing Date and which are in the Company's possession as of Closing, solely for purposes of assisting the Stockholders in connection with any tax audit or other governmental investigation of the

Stockholders relating to the business of the Company for the period prior to Closing or for purposes of defending or investigating any Losses for which indemnification is sought by Buyer pursuant to Section 10.02 hereof; provided, however, such access shall not cause any unreasonable disruption in the conduct of Buyer's business. Buyer shall not dispose of such books and records during the five (5) year period after the Closing Date.


        3.09   MAINTENANCE OF PLANS

               During the period from the Closing Date through December 31, 2001, Buyer shall either maintain each of the Company's current pension and benefit plans (as more particularly described on Schedule 4.21), or, in the alternative, provide substantially similar plans to the Company's employees.


4.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

               The Company and the Stockholders jointly and severally represent and warrant to Buyer as follows:


        4.01   ORGANIZATION AND STANDING

               The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute and deliver this Purchase Agreement and to carry out the transactions contemplated hereby. The Company is duly qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories listed on the Disclosure Schedule. The Company is not qualified to conduct business in any other jurisdiction. There is no state, country or territory wherein the absence of licensing or qualification as a foreign corporation would have a Material Adverse Effect.


        4.02   SUBSIDIARIES

               The Company has no Subsidiaries and, except as set forth in the Disclosure Schedule or the Audited Financial Statements, no equity investment or other interest in, nor has the Company made advances or loans to, any corporation, association, partnership, joint venture or other entity.

        4.03   ARTICLES OF INCORPORATION AND BYLAWS

               The Company has furnished to Buyer a true and complete copy of the certificate of incorporation of the Company, as currently in effect, certified as of a recent date by the Secretary of State of the State of Delaware, and a true and complete copy of the bylaws of the Company, as currently in effect, certified by the Company's corporate secretary. Such certified copies are attached as exhibits to, and part of, the Disclosure Schedule.


        4.04   CAPITALIZATION

               (a) The authorized capital stock of the Company consists of one hundred thousand (100,000) shares of common stock, with no par value, of which sixty-three thousand seven hundred fifty (63,750) shares are duly authorized and validly issued and outstanding, fully paid and non-assessable and not subject to preemptive rights. All of the issued and outstanding shares of capital stock of the Company are beneficially and of record owned by the Stockholders, free and clear of all Encumbrances, except such restrictions on the transfer of such shares as may be applicable under federal and state securities laws. The Shares constitute all of the issued and outstanding shares of capital stock of the Company as of the Closing Date.

               (b) No shares of capital stock of the Company have been reserved for any purpose. There are no outstanding securities convertible into or exchangeable for capital stock of the Company and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of the Company. Except as set forth in the Disclosure Schedule, there are no outstanding Agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of the Company's capital stock or any other securities of the Company.


        4.05   DIRECTORS, OFFICERS AND EMPLOYEES

               The Disclosure Schedule lists all current directors, officers and employees of the Company, showing each such person's name, position, and annual remuneration, bonuses (except bonuses no portion of which is accrued and payable for the current fiscal year) and fringe benefits for the current fiscal year and the most recently completed fiscal year.


        4.06   FINANCIAL STATEMENTS

               The Company has prepared and furnished to Buyer (a) the audited balance sheet of the Company as of the Balance Sheet Date, and the audited statements of income, stockholder's equity and cash flows for the twelve (12) month period ended as of the Balance Sheet Date (such audited financial statements, including the notes thereto, collectively, the "Audited Financial Statements"), together with the accompanying report thereon of McGladrey & Pullen, LLP dated March 9, 2001; and (b) the unaudited balance sheet of the Company as of March 16, 2001, and the unaudited statement of income for the twelve (12) week period then ended (such unaudited statements, collectively, the "Unaudited Financial Statements"; together with the Audited Financial Statements, the "Financial Statements"). All of the Financial Statements, including, without limitation, the notes thereto: (i) have been prepared from the books and records of the Company, (ii) present fairly the financial position of the Company as of the respective dates and the results of operations and cash flows for the respective periods indicated, and (iii) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods (subject to normal audit adjustments in the case of unaudited statements). The Disclosure Schedule sets forth all changes in accounting methods (for financial accounting purposes) at any time made, agreed to, requested or required with respect to the Company for any of the periods covered by the Financial Statements.


        4.07   NO LIABILITIES

               Except as reflected in the Financial Statements (or disclosed in the associated footnotes to the Audited Financial Statements) or as described in the Disclosure Schedule, there exist no material liabilities (whether contingent or absolute, matured or unmatured, known or unknown) of the Company. Except as described in the Disclosure Schedule or the Unaudited Financial Statements, since the Balance Sheet Date, the Company has not incurred any liabilities (whether contingent or absolute, matured or unmatured, known or unknown) other than in the Ordinary Course of Business.


        4.08   ACCOUNTS RECEIVABLE

               Except as set forth in the Disclosure Schedule, the accounts receivable of the Company shown on the balance sheets included in the Financial Statements, or thereafter acquired by the Company, have arisen only from bona fide transactions in the Ordinary Course of Business. Neither the Company nor the Stockholders has any knowledge of any facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectability of such accounts receivable in excess of the reserves therefor set forth in the Financial Statements.

        4.09   TAXES

               (a) Except as set forth in the Disclosure Schedule, the Company has (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will have prior to the Closing Date) duly filed all the Company Tax Returns required to be filed by the Company on or before the Closing Date with respect to all applicable Taxes, and no penalties or other charges are or will become due with respect to any of the Company Tax Returns as the result of the late filing thereof. All of the Company Tax Returns are (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will be) true and complete in all material respects. Except as set forth in the Disclosure Schedule, the Company has paid all Taxes due or claimed to be due by any taxing authority (whether or not shown on any Company Tax Return). No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

               (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

               (c) There is no action, suit, proceeding, audit, investigation or claim pending or, to the knowledge of the Company or the Stockholders, threatened in respect of any Taxes for which the Company is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the knowledge of the Company or the Stockholders, threatened. Except as set forth in the Disclosure Schedule, the Company has not consented to any waivers or extensions of any statute of limitations with respect to any taxable year of the Company. Except as set forth in the Disclosure Schedule, there is no Agreement, waiver or consent providing for an extension of time with respect to the assessment or collection of any Taxes against the Company, and no power of attorney granted by the Company with respect to any tax matters is currently in force.

               (d) The Company has furnished to Buyer true and complete copies of all the Company Tax Returns for the past five (5) years and all written communications relating to any such Company Tax Returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such items relate to tax years (i) which are subject to an audit, investigation, examination or other proceeding, or (ii) with respect to which the statute of limitations has not expired.

               (e) The Disclosure Schedule sets forth (i) all federal tax elections that currently are in effect with respect to the Company, and (ii) all elections for purposes of foreign, state or local Taxes and all consents or Agreements for purposes of federal, foreign, state or local Taxes in each case that reasonably could be expected to have a material effect on the Company or any of its Assets or operations after the Closing. The Disclosure Schedule sets forth all changes in accounting methods for Tax purposes at any time made, agreed to, requested or required with respect to the Company within the past five (5) years.

               (f) The Company (i) is not and within the past five (5) years has not been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes; (ii) has not executed or filed with the Internal Revenue Service any consent to have the provisions of Section 341(f) of the Code apply to it; (iii) is not subject to
Section 999 of the Code; (iv) is not a passive foreign investment company as defined in Section 1296(a) of the Code; and (v) is not a party to an Agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes.

               (g) Except as set forth in the Disclosure Schedule, the unpaid Taxes of the Company (i) did not, as of the date of the Unaudited Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet in the Unaudited Financial Statements (rather than any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company in filing Tax Returns.

               (h) The Company (and any predecessor of the Company) has timely filed a valid election to be treated as an S corporation in accordance with the provisions of Code Sections 1361 and 1362, effective for its tax year beginning February 27, 1989, and at all times subsequent thereto, the Company qualified and continues to qualify as an S corporation for all years and periods thereafter including the Closing Date.

               (i) The Company has no "qualified subchapter S subsidiaries" within the meaning of Section 1361(b)(3)(B) of the Code.

               (j)     The Company will not be liable for any Tax under Code
Section 1374 or any similar provision of state or local law in connection with the deemed sale of the Company's assets caused by the Section 338(h)(10) Election. The Company has not in the past ten (10) years (i) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

               (k) The Disclosure Schedule sets forth all state and local jurisdictions in which the Company is required to file Company Tax Returns, and indicates with respect to each state whether or not the Company is a validly electing S Corporation within the meaning of Code Sections 1361 and 1362 in such state.


        4.10   CONDUCT OF BUSINESS; ABSENCE OF MATERIAL ADVERSE CHANGE

               Other than as set forth in the Disclosure Schedule, since the Balance Sheet Date, there has been no material adverse change, and no change except in the Ordinary Course of Business, in the business, operations, condition (financial or otherwise), Assets or liabilities of the Company. Except as set forth in the Disclosure Schedule, since the Balance Sheet Date, the Company has conducted its business substantially in the manner heretofore conducted and only in the Ordinary Course of Business, and the Company has not
(a) incurred a significant loss of, or significant injury to, any Assets of the Company as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other casualty; (b) issued any capital stock, bonds or other corporate securities or debt instruments, granted any options, warrants or other rights calling for the issuance thereof, or borrowed any funds; (c) incurred, or become subject to, any obligation or liability (absolute or contingent, matured or unmatured, known or unknown), except current liabilities incurred in the Ordinary Course of Business; (d) discharged or satisfied any Encumbrance or paid any obligation or liability (absolute or contingent, matured or unmatured, known or unknown) other than current liabilities shown in the balance sheets included in the Financial Statements, and current liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business; (e) declared or made payment of, or set aside for payment, any dividends or distributions of any Assets, or purchased, redeemed or otherwise acquired any of its capital stock, any securities convertible into capital stock, or any other securities; (f) mortgaged, pledged or subjected to any Encumbrance any of its Assets; (g) sold, exchanged, transferred or otherwise disposed of any of its Assets, or canceled any debts or claims, except in each case in the Ordinary Course of Business; (h) written down the value of any Assets or written off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the Ordinary Course of Business, none of which had or would have a Material Adverse Effect; (i) entered into any transactions other than in the Ordinary Course of Business; (j) increased the rate of compensation or benefits payable, or to become payable, by it to any of its directors, officers, employees or consultants; (k) made or permitted any amendment or termination of any Agreement to which it is a party which would have a Material Adverse Effect; (l) through negotiation or otherwise made any commitment or incurred any liability to any labor organization; (m) made any accrual or arrangement for or payment of bonuses or special compensation of any kind to any director, officer or employee; (n) directly or indirectly paid any severance or termination pay to any officer or employee in excess of two (2) months' salary; (o) made capital expenditures, or entered into commitments therefor, aggregating more than Fifty Thousand Dollars ($50,000); (p) made any change in any method of accounting or accounting practice; (q) entered into any transaction of the type described in Section 4.23; (r) made any charitable contributions or pledges; or (s) made an Agreement to do any of the foregoing.


        4.11   REAL PROPERTY

               The Disclosure Schedule lists and sets forth a description of all the Real Property. Such Real Property constitutes all Real Property which is necessary for the Company to conduct its business as presently conducted and is suitable and adequate for the uses for which it is currently devoted. The Company does not hold any fee simple interest in any Real Property.


        4.12   ASSETS

               Except as set forth in the Disclosure Schedule, the Company has good, valid and marketable title to all of its Assets, including, without limitation, all Assets reflected in the balance sheets included in the Financial Statements and all Assets purchased by the Company since the Balance Sheet Date (except for Assets reflected in such balance sheets or acquired since the Balance Sheet Date which have been sold or otherwise disposed of in the Ordinary Course of Business), free and clear of all Encumbrances. All personal property of the Company material to the conduct of its business is in good operating condition and repair (reasonable wear and tear excepted) and is suitable and adequate for the uses for which it is intended or is being used.


        4.13   INSURANCE

               The Disclosure Schedule lists all policies of title, Asset, fire, hazard, casualty, liability, life, worker's compensation and other forms of insurance of any kind owned or held by the Company. All such policies: (a) are with insurance companies financially sound and reputable; (b) are in full force and effect; (c) are sufficient for compliance in all material respects by the Company with all requirements of Law and of all Agreements to which the Company is a party; (d) are valid and outstanding policies enforceable against the insurer; (e) insure against risks of the kind customarily insured against and in amounts customarily carried by companies similarly situated and by companies engaged in similar businesses and owning similar properties and provide adequate insurance coverage for the business and Assets of the Company and (f) provide that they will remain in full force and effect through the respective dates set forth in the Disclosure Schedule.

        4.14   INTELLECTUAL PROPERTY

               The Disclosure Schedule lists all Intellectual Property and applications therefor owned or licensed by or registered in the name of the Company. Except as otherwise specifically stated in the Disclosure Schedule, the Company owns all of the Intellectual Property listed in the Disclosure Schedule purported to be owned by the Company, pays no royalty to anyone with respect to any Intellectual Property and, to the knowledge of the Company and the Stockholders, has the right to bring action for the infringement of such Intellectual Property purported to be owned by the Company. The Company owns or possesses adequate rights to use all Intellectual Property necessary to the conduct of the present business of the Company. Neither the Company nor the Stockholders has any knowledge, and has not received any notice to the effect, that any product the Company sells or that any service the Company renders, or that the marketing or use by the Company or another of any such product or service, may or is claimed to infringe any Intellectual Property or legally protectable right of another.


        4.15   DEBT INSTRUMENTS

               The Disclosure Schedule sets forth all mortgages, indentures, notes, guarantees and other Agreements for or relating to borrowed money (including, without limitation, conditional sales agreements and capital leases) to which the Company is a party or which have been assumed by the Company or to which any Assets of the Company are subject. The Company has performed all the material obligations required to be performed by it to date and is not in default in any material respect under any of the foregoing, and, to the Company's and the Stockholders' knowledge, there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. As of the Closing Date, all amounts outstanding under the Credit Agreement will be prepayable in full, without premium or penalty, in accordance with its terms.


        4.16   LEASES

               The Disclosure Schedule lists all leases and other Agreements under which the Company is lessee or lessor of any Asset, or holds, manages or operates any Asset owned by any third party, or under which any Asset owned by the Company is held, operated or managed by a third party. Each such lease and other Agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the Company and, to the knowledge of the Company and the Stockholders, the other parties thereto. All governmental approvals required under applicable Laws to have been obtained by the Company with respect to such leases and other Agreements, if any, have been obtained, all filings or registrations required under applicable Laws to have been made by the Company therefor, if any, have been made, and, to the knowledge of the Company and the Stockholders, there have been no threatened cancellations thereof and are no outstanding material disputes thereunder. The Company has in all material respects performed all obligations thereunder required to be performed by the Company to date. The Company is not and, to the knowledge of the Company and the Stockholders, no other party is in default in any material respect under any of the foregoing, and, except as set forth in the Disclosure Schedule, there has not, to the knowledge of the Company or the Stockholders, occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. All of the Assets subject to such leases are in good operating condition and repair, normal wear and tear excepted.


        4.17   OTHER AGREEMENTS

               (a) The Disclosure Schedule lists all Agreements to which the Company is a party or by which the Company is bound at the date hereof. Each such Agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the Company and, to the knowledge of the Company and the Stockholders, the other parties thereto. All governmental approvals required under applicable Laws to have been obtained by the Company with respect to such Agreements, if any, have been obtained, all filings or registrations required under applicable Laws to have been made by the Company therefor, if any, have been made, and, to the knowledge of the Company and the Stockholders, there have been no threatened cancellations thereof and there are no outstanding material disputes thereunder known to the Company or the Stockholders. The Company has in all material respects performed all the obligations thereunder required to be performed by the Company to date. The Company is not and, to the knowledge of the Company and the Stockholders, no other party is in default in any material respect under any of the Agreements described in the Disclosure Schedule, and there has not, to the knowledge of the Company or the Stockholders, occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

               (b) Except as specified in the Disclosure Schedule, the Company is not a party to any oral or written (i) Agreement for the employment of any officer, employee, consultant, independent contractor or advisor; (ii) license agreement or distributor, dealer, manufacturer's representative, sales agency, advertising, property management or brokerage agreement; (iii) Agreement with any labor organization or other collective bargaining unit; (iv) Agreement for the future purchase of materials, supplies, services, merchandise or equipment involving payments of more than Twenty-Five Thousand Dollars ($25,000) over its remaining term (including, without limitation, periods covered by any option to renew by either party); (v) Agreement for the purchase, sale or lease of any real estate;
(vi) profit-sharing, bonus, incentive compensation, deferred compensation, stock option, severance pay, stock purchase, employee benefit, insurance, hospitalization, pension, retirement or other similar plan or Agreement; (vii) Agreement for the purchase, sale or lease of any of its Assets other than in the Ordinary Course of Business or the grant of any preferential rights to purchase any of its Assets or rights; (viii) except for the Government Contracts, Agreement which contains any provisions requiring the Company to indemnify any other party thereto; (ix) joint venture agreement or other Agreement involving the sharing of profits; (x) outstanding loan to any person or entity or receivable due from the Stockholders or any Affiliate of the Company; (xi) Agreement (including, without limitation, Agreements not to compete and exclusivity Agreements) that imposes any restriction on any business operations of the Company which, either individually or in the aggregate, would have a Material Adverse Effect; or (xii) Government Contract.

               (c) Except as set forth in the Disclosure Schedule, the Company has never been debarred or suspended from contracting (as a prime contractor or subcontractor at any tier) for or bidding on any Government Contract or, at any time during the past ten (10) years, had a Government Contract canceled or terminated, in whole or in part, by reason of a default or alleged default on the part of the Company. The Company is not currently debarred or suspended from (nor has it received written notice that it is under investigation with respect to a possible debarment or suspension from) bidding on or entering into any Government Contract. Except as set forth in the Disclosure Schedule, with respect to any Government Contract in effect as of the date of this Agreement, the Company has not received written notice (i) that any such Government Contract may be or will be terminated for convenience or by reason of a default or alleged default by the Company, (ii) that funding for any such Government Contract or governmental program involving the Company will be eliminated or substantially reduced or suspended, (iii) requiring or resulting in loss of use or substantial impairment or interference of use by the Company of any facilities owned by a governmental authority, or (iv) that any relevant budget authority or contract authority has been exceeded with respect to any such Government Contract to which the Company is a party. The Company does not anticipate incurring any cost overrun with respect to any Government Contract to which it is a party that is reasonably likely to have a Material Adverse Effect.

               (d) Final audits of all of the Government Contracts of the Company with the United States of America and its departments, commissions, agencies and instrumentalities have been completed by the Defense Contract Audit Agency for all fiscal years of the Company through and including its fiscal year ended December 25, 1998. No issue has been raised in any such audit or in any pending audit covering subsequent years that could reasonably be expected to result in (i) the suspension or debarment of the Company from bidding on or entering into any Government Contract, (ii) the termination for default of any Government Contract to which the Company is a party or under which the Company is providing goods or services, or (iii) except as reserved for in the Audited Financial Statements, any assertion or claim of material liability against the Company for an equitable adjustment, price reduction, liquidated damages or monetary penalty, or damages under the terms of such Government Contract or based on a default or alleged default by the Company or other malfeasance or alleged malfeasance by the Company arising out of or relating to the performance or failure to perform by the Company thereunder.

               (e) The Disclosure Schedule specifically identifies any and all Government Contracts as to which final payment has not yet been made that were awarded to the Company in reliance on its status as a small business, small disadvantaged business, or under the Small Business Administration's Section 8(a) program (collectively, the "Restricted Contracts"). With respect to the Restricted Contracts, all certifications concerning size, socio-economic, or 8(a) status were correct at the time submitted and the Company retained its eligibility for the contract through contract award and execution of any contract option periods.


        4.18   BOOKS AND RECORDS

               Except as set forth in the Disclosure Schedule, the books of account, stock records, minute books and other records of the Company are true and complete in all material respects, and the matters contained therein are appropriately and accurately reflected in the Financial Statements to the extent required to be reflected therein under generally accepted accounting principles consistently applied.


        4.19   LITIGATION; DISPUTES

               (a) Except as set forth in the Disclosure Schedule, there are no actions, suits, claims, arbitrations, proceedings or investigations pending, or, to the knowledge of the Company and the Stockholders, threatened against, affecting or involving the Company or its business or Assets, or the transactions contemplated by this Purchase Agreement, at Law or in equity or admiralty, or before or by any court, arbitrator or governmental authority, domestic or foreign. The Company is not operating under, subject to or in default with respect to any order, award, writ, injunction, decree or judgment of any court, arbitrator or governmental authority.

               (b) Except as set forth in the Disclosure Schedule, the Company is not currently involved in and, to the knowledge of the Company and the

Stockholders, there are no threatened disputes with any of its current or former employees, agents, brokers, distributors, vendors, customers, business consultants, franchisees, franchisors, representatives or independent contractors which, if adversely determined, would have a Material Adverse Effect.


        4.20   LABOR RELATIONS

               There are no strikes, work stoppages, grievance proceedings, union organization efforts or other material controversies pending, or, to the Company's and the Stockholders' knowledge, threatened between the Company and
(i) any current or former employees of the Company or (ii) any union or other collective bargaining unit representing such employees. Except as set forth in the Disclosure Schedule, the Company has complied with and is in compliance in all material respects with all Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, worker's compensation, employee privacy and right to know. Except as set forth in the Disclosure Schedule, there are no collective bargaining agreements or employment agreements between the Company and any of its employees not terminable at will. The consummation of the transactions contemplated hereby will not cause Buyer or the Company to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any person or entity.


        4.21   PENSION AND BENEFIT PLANS

               (a) Except as set forth in the Disclosure Schedule, the Company (i) does not maintain and has not during the past five (5) years maintained any Plan or Other Arrangement, (ii) is not and has not during the past five (5) years been a party to any Plan or Other Arrangement and (iii) has no obligations under any Plan or Other Arrangement.

               (b) The Company has furnished to Buyer true and complete copies of each of the following Documents: (i) the Documents setting forth the terms of each Plan; (ii) all related trust agreements or annuity agreements (and any other funding Document) for each Plan; (iii) for the three most recent plan years, all annual reports (Form 5500 series) on each Plan that have been filed with any governmental agency; (iv) the current summary plan description and subsequent summaries of material modifications for each Title I Plan; (v) all DOL opinions on any Plan and all correspondence relating to the request for and receipt of each opinion; (vi) all Internal Revenue Service rulings, opinions or technical advice relating to any Plan and all correspondence relating to the request for and receipt of each ruling, opinion or technical advice; and (vii) all Agreements with service providers or fiduciaries for providing services on behalf of any Plan. For each Other Arrangement, the Company has furnished to Buyer true and complete copies of each policy, Agreement or other Document setting forth or explaining the terms of the Other Arrangement, all related trust agreements or other funding Documents (including, without limitation, insurance contracts, certificates of deposit, money market accounts, etc.), other submissions with any governmental agency within the last five (5) years, and all Agreements with service providers or fiduciaries for providing services on behalf of any material Other Arrangement.

               (c) No Plan is a Multiemployer Plan, an ESOP, a Defined Benefit Plan or a funded Welfare Plan.

               (d) The Company has made all contributions and other payments required by and required to have been paid under the terms of each Plan and Other Arrangement and have taken no action (including, without limitation, actions required by Law) relating to any Plan or Other Arrangement that will increase any obligation of Buyer or the Company under any Plan or Other Arrangement other than increases in employee compensation in the Ordinary Course of Business.

               (e) The Disclosure Schedule sets forth a list of all Qualified Plans. All Qualified Plans and any related trust agreements or annuity agreements (or any other funding Document) comply and have complied with ERISA, the Code (including, without limitation, the requirements for Tax qualification described in Section 401 thereof), and all other Laws. The trusts established under such Qualified Plans are exempt from federal income taxes under Section 501(a) of the Code. Except for the Qualified Plans identified in the Disclosure Schedule with respect to which the remedial amendment period under Code Section 401(b) within which to request a favorable determination letter has not yet expired, the Company has received determination letters issued by the Internal Revenue Service with respect to each Qualified Plan, and the Company has furnished to Buyer true and complete copies of all such determination letters and all correspondence relating to the applications therefor. All statements made by or on behalf of the Company to the Internal Revenue Service in connection with applications for determinations with respect to each Qualified Plan were true and complete in all material respects when made and continue to be true and complete in all material respects, except that demographic data and composition of controlled group may have changed. Nothing has occurred since the date of the most recent applicable determination letter that would adversely affect the tax-qualified status of any Qualified Plan.

               (f) The Company has complied in all material respects with all applicable provisions of the Code, ERISA, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Securities Act, the Exchange Act, and all other Laws pertaining to the Plans, Other Arrangements and other employee or employment related benefits, and all premiums and assessments relating to all Plans or Other Arrangements. The Company has no liability for any delinquent contributions within the meaning of Section 515 of ERISA (including, without limitation, related attorneys' fees, costs, liquidated damages and interest) or for any arrearages of wages. The Company has no pending unfair labor practice charges, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances or lawsuits before any court, governmental agency, regulatory body, or arbiter arising under any Law governing any Plan, and, to the knowledge of the Company and the Stockholders, there exist no facts that could give rise to such a claim.

               (g) The Disclosure Schedule describes all transactions in which the Company or any of the Plans has engaged in violation of Section 406(a) or 406(b) of ERISA for which no exemption exists under Section 408 of ERISA and all "prohibited transactions" (as such term is defined in Section 4975(c)(1) of the Code), for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code. The Company has furnished to Buyer true and complete copies of each request for a prohibited transaction exemption and each exemption obtained in response to such request. All such requests were true and complete when made and continue to be true and complete.

               (h) The Disclosure Schedule identifies any Plan that was an employee pension benefit plan under Section 3(2) of ERISA that has terminated since 1993. The Company has furnished to Buyer true and complete copies of all government filings, representative employee communications, board minutes and all other Documents relating to each Plan termination.

               (i) No Plan or Other Arrangement, individually or collectively, provides for any payment by the Company to any employee or independent contractor that is not deductible under Section 162(m) or 404 of the Code or that is an "excess parachute payment" pursuant to Section 280G of the Code.

               (j) The Company has not filed, and has had no obligation to file, any Form 5330 (Return of Excise Taxes Related to Employee Benefit Plans) on any Plan for which the liability would be material. The Company has no liability for Taxes required to be reported on Form 5330.

               (k) Except as required under Code Section 4980B(f) of the Code, no Plan promises or provides post-retirement medical, life insurance or other benefits due now or in the future to current, former or retired employees of the Company.

               (l) All Welfare Plans and the related trusts that are subject to Section 4980B(f) of the Code and Sections 601 through 607 of ERISA comply with and have been administered in compliance with the health care continuation-coverage requirements for tax-favored status under Section 4980B(f) of the Code (formerly Section 162(k) of the Code), Sections 601 through 607 of ERISA, and all proposed or final Treasury regulations under Section 162 of the Code explaining those requirements.

               (m) The Company has (i) filed or caused to be filed all returns and reports on the Plans that they are required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for the Company have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from the Company or from any other person that are or could become a lien on any Asset of the Company or could otherwise adversely affect the business or Assets of the Company. The Company has collected or withheld all amounts that are required to be collected or withheld by them to discharge their obligations, and all of those amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due.


        4.22   ENVIRONMENTAL

               (a) The Company has complied and is in compliance with, and the Company's use of the Real Property and all improvements thereon are in compliance with, all Environmental Laws, except for any noncompliance which has not had, and would not reasonably be expected to have, a Material Adverse Effect.

               (b) There are no pending or, to the Company's or the Stockholders' knowledge, threatened actions, suits, claims, legal proceedings or other proceedings based on, and neither the Company nor the Stockholders has directly or indirectly received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any governmental authority or any other person or entity or knows any fact(s) which the Company or the Stockholders reasonably believes form(s) the basis for any such actions or notices arising out of or attributable to: (i) the current or past presence, Release or threatened Release at or from any part of the Real Property related to the Company's operations;
(ii) the off-site disposal or treatment of Hazardous Materials originating on or from the Real Property with respect to the business or Assets of the Company;
(iii) any facility operations, procedures or designs of the Company which do not conform to requirements of the Environmental Laws; or (iv) any violation of Environmental Laws at any part of the Real Property or arising from the Company's activities (or, to the knowledge of the Company and the

Stockholders, the activities of the Company's predecessors in title) involving Hazardous Materials.

               (c) The Company has been duly issued, and currently has and will maintain through the Closing Date, all permits, licenses, certificates and approvals required to be obtained by the Company under any Environmental Law. A true and complete list of such permits, licenses, certificates and approvals, all of which are valid and in full force and effect, is set out in the Disclosure Schedule. Except in accordance with such permits, licenses, certificates and approvals, there has been no release of material regulated by such permits, licenses, certificates or approvals.

               (d) To the knowledge of the Company and the Stockholders, the Real Property contains no underground treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials. No portion of the Real Property is being or, to the knowledge of the Company and the Stockholders, has been, used as a dump or landfill, or consists of or contains filled in lands or wetlands.

               (e) The Company has furnished to Buyer accurate and complete copies of any environmental reports, assessments or other records, if any, relating to the environmental condition of the Real Property of which the Company or the Stockholders is in possession.

               (f) The Company will promptly furnish to Buyer written notice of any Release or of any actions or notices described in Section 4.22(b).

               (g) To the knowledge of the Company and the Stockholders, neither PCBs nor asbestos-containing materials are present on or in the Real Property.


        4.23   TRANSACTIONS WITH RELATED PARTIES

               Except as set forth in the Disclosure Schedule, neither any present or former officer, director, stockholder or person known by the Company or the Stockholders to be an Affiliate of the Company, nor any person known by the Company or the Stockholders to be an Affiliate of any such person, is currently a party to any transaction or Agreement with the Company, including, without limitation, any Agreement providing for the employment of, furnishing of services by, rental of Assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or Affiliate.

        4.24   RESTRICTIONS AND CONSENTS

               Except as set forth in the Disclosure Schedule, there are no Agreements, Laws or other restrictions to which the Company is a party or subject that would prevent or restrict the execution, delivery or performance of this Purchase Agreement by the Company or result in any penalty, forfeiture, Agreement termination, or restriction on business operations of the Company as a result of the execution, delivery or performance of this Purchase Agreement by the Company. The Disclosure Schedule lists all such Agreements and Laws that require the consent or acquiescence of any person or entity not party to this Purchase Agreement with respect to any aspect of the execution, delivery or performance of this Purchase Agreement by the Company.


        4.25   AUTHORIZATION

               Except as set forth in the Disclosure Schedule, the execution, delivery and performance by the Company of this Purchase Agreement and all other Documents executed by the Company in connection with the transactions contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action (which authorization has not been modified or rescinded and is in full force and effect), and do not and will not: (a) conflict with, or violate any provision of, any Law having applicability to the Company, or any provision of the certificate of incorporation or bylaws of the Company; (b) conflict with, or result in any breach of, or constitute a default under any Agreement to which the Company is a party or by which it or any of its Assets may be bound; or (c) result in or require the creation or imposition of or result in the acceleration of any indebtedness, or of any Encumbrance of any nature upon, or with respect to, the Company or any of the Assets now owned or hereafter acquired by the Company.


        4.26   ABSENCE OF VIOLATION

               The Company is not in violation of or default under, nor has it breached, any term or provision of its certificate of incorporation or bylaws or any Agreement to which the Company is a party or by which the Company or any Asset thereof is bound or affected, except for any violations, breaches or defaults under Agreements which do not, individually or in the aggregate with any other such violations, breaches and defaults, have a Material Adverse Effect. The Company has complied and is in compliance with all Laws, the failure to comply with which could have a Material Adverse Effect. Neither the Company nor any of its officers or directors, any employees or, to the knowledge of the Company and the Stockholders, any of the Company's agents (or the stockholders, distributors, representatives or other persons acting on the express authority of the Company) has paid, given or received or has offered or promised to pay, give or receive, any bribe or other unlawful, questionable or unusual payment of money or other thing of value, any extraordinary discount, or any other unlawful or unusual inducement, to or from any person, business association or governmental official or entity in the United States or elsewhere in connection with or in furtherance of the business of the Company (including, without limitation, any offer, payment or promise to pay money or other thing of value (a) to any foreign official or political party (or official thereof) for the purposes of influencing any act, decision or omission in order to assist the Company in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). The business of the Company is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements.


        4.27   COPIES OF DOCUMENTS

               True and complete copies of all Documents listed in the Disclosure Schedule have been furnished to Buyer prior to the execution of this Purchase Agreement.


        4.28   BINDING OBLIGATION

               This Purchase Agreement constitutes, and each Document to be executed by the Company pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall constitute, a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.


        4.29   DISCLOSURE

               No representation or warranty by the Company or the Stockholders in this Purchase Agreement, and no certificate expressly referred to in this Purchase Agreement as being furnished or to be furnished by the Company or the Stockholders to Buyer pursuant to this Purchase Agreement, or in connection herewith or with the transactions contemplated hereby, contains or will contain any material untrue or misleading statement or omits or will omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

5.      REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

               In addition to the representations and warranties made by the Stockholders in Section 4 hereof, each Stockholder, severally with respect to such Stockholder and not jointly with the other Stockholders, hereby represents and warrants to Buyer as follows:


        5.01   TITLE TO CAPITAL STOCK

               Such Stockholder is and on the Closing Date will be, the sole legal, beneficial and record owner of all of the issued and outstanding shares of capital stock of the Company set forth next to such Stockholder's name on Exhibit A hereto, with good, valid and marketable title thereto, free and clear of all Encumbrances, except such restrictions on the transfer of such shares as may be applicable under federal and state securities laws, with full right and lawful authority to sell and transfer the shares to Buyer pursuant to this Purchase Agreement.


        5.02   AUTHORITY AND CAPACITY

               Such Stockholder has full legal right, capacity, power and authority to execute and deliver this Purchase Agreement and all other Documents executed or to be executed by such Stockholder pursuant hereto, and to consummate the transactions contemplated hereby and thereby.


        5.03   ABSENCE OF VIOLATION

               The execution, delivery and performance by such Stockholder of this Purchase Agreement and all other Documents contemplated hereby to which such Stockholder is a party, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with, or violate any provision of, any Laws having applicability to such Stockholder; or (b) conflict with, or result in any breach of, or constitute a default under, any Agreement to which such Stockholder is a party.


        5.04   RESTRICTIONS AND CONSENTS

               There are no Agreements, Laws or other restrictions of any kind to which such Stockholder is a party or subject that would prevent or restrict the execution, delivery or performance of this Purchase Agreement by such Stockholder.

        5.05   BINDING OBLIGATION

               This Purchase Agreement constitutes, and each Document to be executed by such Stockholder pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall constitute, a valid and binding obligation of such Stockholder, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.


        5.06   TRANSFER OF TITLE

               Upon payment at Closing for the Shares to be purchased from such Stockholder pursuant to the terms of this Purchase Agreement, Buyer will acquire good, valid and marketable title thereto, free and clear of all Encumbrances, except such restrictions on the transfer of such shares as may be applicable under federal and state securities laws.


6.      REPRESENTATIONS AND WARRANTIES OF BUYER

               Buyer hereby represents and warrants to the Company and the Stockholders as follows:


        6.01   ORGANIZATION AND STANDING

               Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power and authority to enter into this Purchase Agreement and to carry out the transactions contemplated hereby.


        6.02   AUTHORIZATION

               The execution, delivery and performance by Buyer of this Purchase Agreement and all other Documents executed or to be executed by Buyer in connection with the transactions contemplated hereby, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (which authorization has not been modified or rescinded and is in full force and effect), and do not and will not: (a) conflict with, or violate any provision of, any Law having applicability to Buyer or any provision of the articles of incorporation or bylaws of Buyer; (b) conflict with, or result in any breach of, or constitute a default under, any Agreement to which

Buyer is a party or by which Buyer is bound; or (c) result in or require the creation or imposition of or result in the acceleration of any indebtedness, or of any Encumbrance of any nature upon, or with respect to, Buyer or any of the Assets now owned or hereafter acquired by Buyer. No other corporate action is necessary for Buyer to enter into this Purchase Agreement and all other Documents contemplated hereby and to consummate the transactions contemplated hereby and thereby.


        6.03   BINDING OBLIGATION

               This Purchase Agreement constitutes, and each Document to be executed by Buyer pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall constitute, a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.


        6.04   NO REGISTRATION UNDER THE SECURITIES ACT

               Buyer understands that the capital stock to be purchased by it under this Purchase Agreement has not been registered under the Securities Act or any state securities laws, in reliance upon exemptions contained in the Securities Act and such state securities laws or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless such capital stock being acquired hereunder subsequently is so registered or qualifies for exemption from registration under the Securities Act and such state securities laws.


        6.05   ACQUISITION FOR INVESTMENT

               The capital stock is being acquired under this Purchase Agreement by Buyer in good faith solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act. Such capital stock will not be offered for sale, sold or otherwise transferred by Buyer without either registration or exemption from registration under the Securities Act and applicable state securities laws.


        6.06   EVALUATION OF MERITS AND RISKS OF INVESTMENT

               Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of Buyer's investment in such capital stock being acquired hereunder. Buyer understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding such capital stock for an indefinite period of time, inasmuch as such capital stock has not been registered under the Securities Act or any state securities laws).


        6.07   DISCLOSURE

               No representation or warranty by Buyer in this Purchase Agreement contains any material untrue or misleading statement or omits any material fact necessary to make the statements contained herein in light of the circumstances under which made, not misleading.


7.      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS

               The obligations of the Company and the Stockholders under this Purchase Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of the Company and the Stockholders to carry out the provisions of this Purchase Agreement, unless such failure is agreed to in writing by the Company and the Stockholders:


        7.01   REPRESENTATIONS AND WARRANTIES

               The representations and warranties made by Buyer in this Purchase Agreement or in any Document furnished by Buyer pursuant to this Purchase Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby).


        7.02   PERFORMANCE

               Buyer shall have performed and complied in all material respects with all Agreements and conditions required by this Purchase Agreement to be performed or complied with by Buyer prior to the Closing Date.


        7.03   BUYER'S CERTIFICATE

               Buyer shall have delivered to the Company and the Stockholders a certificate, dated as of the Closing Date and executed by a senior officer of Buyer, certifying to the fulfillment of the conditions set forth in Section 7.01 and Section 7.02.

        7.04   DOCUMENTS AT CLOSING

               All Documents required to be furnished by Buyer to the Company and/or the Stockholders prior to or at the Closing shall have been so furnished.


        7.05   CONSULTING AGREEMENT

               Buyer shall have executed and delivered to Reynaldo P. Maduro, Sr. a consulting agreement substantially in the form of Exhibit E hereto.


        7.06   LEGAL OPINION

               The Company and the Stockholders shall have received an opinion from Hogan & Hartson L.L.P., counsel to Buyer, in the form attached hereto as Exhibit H.


8.      CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

        The obligations of Buyer under this Purchase Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of Buyer to carry out the provisions of this Agreement, unless such failure is agreed to in writing by Buyer:


        8.01   REPRESENTATIONS AND WARRANTIES

               The representations and warranties made (jointly or individually) by the Company and the Stockholders in this Purchase Agreement and the statements contained in the Disclosure Schedule and Exhibits attached hereto or in any Document furnished by the Company or the Stockholders pursuant to this Purchase Agreement shall be true and correct in all material respects when made, and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby).


        8.02   PERFORMANCE

               The Company and the Stockholders shall have performed and complied in all material respects with all Agreements and conditions required by this Purchase Agreement to be performed or complied with prior to the Closing Date.

Neither the Credit Agreement nor the loans made to the Company thereunder shall have been amended or otherwise modified in any respect.


        8.03   ABSENCE OF ADVERSE CHANGES

               There shall have been no material adverse changes since the Balance Sheet Date in the business, operations, condition (financial or otherwise), Assets or liabilities of the Company.


        8.04   LEGAL PROCEEDINGS

               No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently settled, dismissed or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Purchase Agreement.


        8.05   OFFICER'S CERTIFICATE

               The Company shall have delivered to Buyer a certificate, dated as of the Closing Date and executed by the Company's President, in his capacity as such, certifying to the fulfillment of the conditions specified in Sections 8.01 through 8.04.


        8.06   STOCKHOLDERS' CERTIFICATE

               The Stockholders shall have delivered to Buyer a certificate, dated as of the Closing Date and executed by the Stockholders, certifying to the fulfillment of the conditions specified in Sections 8.01 through 8.04.


        8.07   SUBORDINATION AGREEMENT

               The Stockholders shall have executed and delivered to Buyer the Subordination Agreement and such other agreements, documents and certificates reasonably requested by Buyer's senior lender pursuant to the Subordination Agreement to evidence the subordination of the Promissory Notes.


        8.08   DOCUMENTS AT CLOSING

               All Documents required to be furnished by the Company and/or the Stockholders to Buyer prior to or at the Closing shall have been so furnished.

        8.09   CONSENTS

               All consents, authorizations, approvals and notifications required to be obtained or made by the Company or the Stockholders in connection with the consummation of the transactions contemplated by this Purchase Agreement shall have been duly obtained or made and shall be in full force and effect as of the Closing Date; provided, however, that none of the consents set forth on Schedule 4.24 of the Disclosure Schedule is required to be obtained as a condition to Buyer's obligation under this Purchase Agreement.


        8.10   RESIGNATION OF DIRECTORS

               Buyer shall have received the written resignations of all of the members of the Board of Directors of the Company (effective as of the Closing
Date).


        8.11   CONSULTING AGREEMENT

               Reynaldo P. Maduro, Sr. shall have executed and delivered to Buyer a consulting agreement substantially in the form of Exhibit E hereto.


        8.12   LEGAL OPINION

               Buyer shall have received an opinion from Winston & Strawn, counsel to the Company and the Stockholders, in the form attached hereto as Exhibit F.


        8.13   MINIMUM NET ASSETS

               The Company shall have delivered to Buyer (a) a balance sheet dated as of a date not more than seventeen (17) days prior to the Closing Date, certified by the chief financial officer of the Company, showing that the net assets of the Company (as determined in accordance with generally accepted accounting principles and in a manner consistent with the determination of net assets on the Company's December 22, 2000, balance sheet) are not less than Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) as of such date; and (b) a balance sheet dated as of March 16, 2001 (the "Closing Balance Sheet") which shall include an accrual for unpaid Transaction Expenses of the Company and the Stockholders through the Closing Date, which accrual would not typically be included on the Closing Balance Sheet under generally accepted accounting principles. The net assets reflected on the Closing Balance Sheet (taking into account the accrual for Transaction Expenses) shall not be less than Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) as of such date.

        8.14   NONCOMPETITION AGREEMENTS

               Each Stockholder shall have executed and delivered to Buyer a noncompetition agreement substantially in the form of the noncompetition agreement for such Stockholder attached at Exhibit G hereto.

        8.15   TERMINATION OF STOCKHOLDERS' AGREEMENT

               The Company and the Stockholders shall have executed a termination agreement in a form reasonably acceptable to Buyer terminating the Amended and Restated Stockholders' Agreement dated as of December 28, 1999, by and among the Company and the Stockholders.


9.      CLOSING


        9.01   CLOSING OF SALE AND PURCHASE

               Subject to the terms and conditions of this Purchase Agreement, the Closing shall take place on the Closing Date at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia 22102, or at such other place acceptable to Buyer, the Company and the Stockholders.


        9.02   DELIVERIES BY THE STOCKHOLDERS

               At the Closing, the Stockholders shall deliver to Buyer certificates representing the shares of capital stock being sold to Buyer pursuant to Section 2.01, duly endorsed in blank or with duly executed stock powers attached. The Stockholders also shall deliver to Buyer the following:

               (a)     the certificate required by Section 8.06; and

               (b)     the Subordination Agreement.


        9.03   DELIVERIES BY THE COMPANY

               At the Closing, the Company shall deliver to Buyer the following:

               (a) a copy of the resolutions adopted by the Board of Directors of the Company authorizing the transactions contemplated by this Purchase Agreement certified by the Secretary or other duly authorized officer of the Company;

               (b) the written resignations of all of the current members of the Board of Directors of the Company (effective as of the Closing Date);

               (c)     the certificate required by Section 8.05;

               (d) certificates of incumbency and specimen signatures of the signatory officers of the Company;

               (e) a certificate of good standing of the Company issued by the state of Delaware, and a good standing certificate from each state in which the Company is qualified to do business, each such certificate to be dated as of a date not more than seven (7) days prior to the Closing Date;

               (f) the certificate of incorporation, bylaws, minute books and stock books of the Company and all other books and records reasonably requested by Buyer;

               (g) the Consulting Agreement described in Section 8.11 duly executed by Reynaldo P. Maduro, Sr.;

               (h)     the legal opinion described in Section 8.12;

               (i) a payoff letter executed by First Virginia Bank, in a form reasonably acceptable to Buyer, which specifies separately the amount of all outstanding indebtedness of the Company and the Stockholders to such bank as of the Closing Date, and includes an obligation of such bank to execute all release documents necessary to terminate and release the Encumbrances securing the loans made pursuant to the Credit Agreement; and

               (j) the noncompetition agreements described in Section 8.14 duly executed by each Stockholder.


        9.04   DELIVERIES BY BUYER

               At the Closing, Buyer shall deliver the following:

               (a)     the Promissory Note to each Stockholder;

               (b) a certified copy of the resolutions adopted by the Board of Directors of Buyer authorizing the transactions contemplated by this Purchase Agreement;

               (c)     the certificate required by Section 7.03;

               (d) the Consulting Agreement described in Section 7.05 duly executed by Buyer;

               (e)     the Subordination Agreement;

               (f) the noncompetition agreements described in Section 8.14 each duly executed by Buyer; and

               (g)     the legal opinion described in Section 7.06.


10.     SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; REMEDIES


        10.01  SURVIVAL OF REPRESENTATIONS

               All representations, warranties, covenants, indemnities and other Agreements made by any party to this Purchase Agreement herein or pursuant hereto, or made pursuant to any Disclosure Schedule, shall be deemed made on and as of the Closing Date as though such representations, warranties, covenants, indemnities and other Agreements were made on and as of such date, and all such representations, warranties, covenants, indemnities and other Agreements shall survive the Closing and any investigation, audit or inspection at any time made by or on behalf of any party hereto, as follows: (a) unless otherwise specified herein below, representations and warranties shall survive for a period of eighteen (18) months after the Closing Date; (b) representations and warranties with respect to Taxes shall survive until the expiration of the applicable statute of limitations; (c) representations, warranties and covenants for matters relating to title to the capital stock of the Company shall continue in full force and effect in perpetuity; (d) representations, warranties and covenants for matters relating to title to the Company's Assets shall continue in full force and effect for a period of two (2) years after the Closing Date; and (e) the covenants and agreements in this Article 10 and the covenants and agreements which by their terms survive Closing shall continue in full force and effect until fully discharged. Notwithstanding anything herein to the contrary, any representation, warranty, covenant or Agreement which is the subject of a claim which is asserted in writing prior to the expiration of the applicable period set forth above shall survive with respect to such claim or dispute until the final resolution thereof.

        10.02  AGREEMENT OF STOCKHOLDERS TO INDEMNIFY

               Subject to the conditions and provisions of this Article 10, the Stockholders hereby jointly and severally agree to indemnify, defend and hold harmless the Buyer Indemnified Persons from and against and in respect of all Losses resulting from, imposed upon or incurred by the Buyer Indemnified Persons, directly or indirectly, by reason of or resulting from (a) any misrepresentation or breach of any representation or warranty, or noncompliance with any conditions or other Agreements, given or made by the Stockholders or the Company in this Purchase Agreement or in the Disclosure Schedules or Exhibits attached hereto or in any Document furnished by or on behalf of any such party pursuant to this Purchase Agreement; (b) any arrangements between the Company and/or the Stockholders and any broker, finder, agent or similar advisor in connection with the transactions contemplated by the Purchase Agreement, and any claim for fees or other amounts arising out of any such arrangement or alleged arrangement; and (c) any claims made under any Agreements or arrangements between the Stockholders and/or the Company and any former officer, director or stockholder of the Company that were entered into prior to the Closing Date; provided, however, that, except for Losses arising out of a willful or intentional breach of representations, warranties or covenants by the Company or the Stockholders, Losses arising out of any breach of representations or warranties for matters relating to title to the capital stock of the Company, the obligations of the Stockholders and the Company under Article 11 and the obligations of the Stockholders under Section 13.03 hereof, none of which shall be subject to the following limitations, the Stockholders shall not have any liability under Section 10.02(a) except to the extent that the aggregate amount of claims for Losses asserted under such Section exceeds One Hundred Thousand Dollars ($100,000); provided, further, however, in no event shall the aggregate amount of liability of the Stockholders for Losses asserted under Section 10.02(a) (except for Losses arising out of a willful or intentional breach of representations, warranties or covenants by the Company or the Stockholders, Losses arising out of any breach of representations or warranties for matters relating to title to the capital stock of the Company, the obligations of the Stockholders and the Company under Article 11 and the obligations of the Stockholders under Section 13.03 hereof), exceed Two Million Dollars ($2,000,000). It shall be a condition to the right of any Buyer Indemnified Person to indemnification pursuant to this Section that such Buyer Indemnified Person shall assert a claim for such indemnification within the applicable survival periods set forth in Section 10.01 hereof.


        10.03  AGREEMENT OF BUYER TO INDEMNIFY

        Subject to the conditions and provisions of this Article 10, Buyer hereby agrees to indemnify, defend and hold harmless the Stockholders from and against and in respect of all Losses resulting from, imposed upon or incurred by the Stockholders, directly or indirectly, by reason of or resulting from any misrepresentation or breach of any representation or warranty, or noncompliance with any conditions or other Agreements, given or made by Buyer in this Purchase Agreement or in the Exhibits or in any Document furnished by or on behalf of Buyer pursuant to this Purchase Agreement; provided, however, that, except for Losses arising out of a willful or intentional breach of representations, warranties or covenants by Buyer and the obligations of Buyer under Article 11 hereof, none of which shall be subject to the following limitations, Buyer shall have no liability under this Section 10.03 until the aggregate amount of claims for Losses asserted under such Section exceeds One Hundred Thousand Dollars ($100,000); provided, further, however, in no event shall the aggregate amount of liability of Buyer for Losses asserted under this Section 10.03 (except for Losses arising out of a willful or intentional breach of representations, warranties or covenants by Buyer and the obligations of Buyer under Article 11 hereof), exceed Two Million Dollars ($2,000,000). It shall be a condition to the rights of the Stockholders to indemnification pursuant to this Section that such parties shall assert a claim for such indemnification within the applicable survival periods set forth in Section 10.01 hereof.


        10.04  CONDITIONS OF INDEMNIFICATION

               The obligations and liabilities of the Company, the Stockholders and Buyer hereunder with respect to their respective indemnities pursuant to this Article 10, resulting from any Third Party Claim shall be subject to the following terms and conditions:

               (a) The party seeking indemnification (the "Indemnified Party") must give the other party (the "Indemnifying Party"), notice of any Third Party Claim which is asserted against, resulting to, imposed upon or incurred by the Indemnified Party and which may give rise to liability of the Indemnifying Party pursuant to this Article 10, stating (to the extent known or reasonably anticipated) the nature and basis of such Third Party Claim and the amount thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual material damage by reason of such failure.

               (b) Subject to Section 10.04(c) below, the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Third Party Claim at the Indemnifying Party's risk and expense.

               (c) In the event that (i) the Indemnifying Party shall elect not to undertake such defense, (ii) within a reasonable time after notice from the Indemnified Party of any such Third Party Claim, the Indemnifying Party shall fail to undertake to defend such Third Party Claim, (iii) there is a reasonable probability that such Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, or (iv) there is a reasonable probability that the amount of Losses asserted under such Third Party Claim may exceed the Indemnifying Party's obligations under this Article 10, then the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party; provided, however, that if the Indemnified Party undertakes defense of such Third Party Claim under clause (iv) above, the Indemnified Party shall not, without the Indemnifying Party's written consent (which consent shall not be unreasonably withheld), settle such Third Party Claim if the Indemnifying Party will be responsible for any amounts under such settlement. In the event that the Indemnified Party undertakes the defense of a Third Party Claim under this Section 10.04(c), the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

               (d) Anything in this Section 10.04 to the contrary notwithstanding, (i) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise such Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim in form and substance satisfactory to the Indemnified Party; (ii) in the event that the Indemnifying Party undertakes defense of such Third Party Claim, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to participate in the defense, compromise or settlement thereof and each party and its counsel and other representatives shall cooperate with the other party and its counsel and representatives in connection therewith; and (iii) in the event that the Indemnifying Party undertakes defense of such Third Party Claim, the Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such Third Party Claim and furnish the Indemnified Party with all documents, instruments and information that the Indemnified party shall reasonably request in connection therewith.

        10.05  NO RECOURSE AGAINST THE COMPANY

               The Stockholders hereby irrevocably waive any and all right to recourse against the Company with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions or covenants, given or made by the Stockholders or the Company in this Purchase Agreement. The Stockholders shall not be entitled to contribution from, subrogation to or recovery against the Company with respect to any liability of the Stockholders that may arise under or pursuant to this Purchase Agreement or the transactions contemplated hereby.


        10.06  SPECIFIC PERFORMANCE

               In addition to any other remedies which Buyer may have at law or in equity, the Company and the Stockholders hereby acknowledge that the Company and its capital stock are unique, and that the harm to Buyer resulting from breaches by the Company and the Stockholders of their respective obligations cannot be adequately compensated by damages. Accordingly, the Company and the Stockholders agree that Buyer shall have the right to have all obligations, undertakings, Agreements, covenants and other provisions of this Purchase Agreement specifically performed by the Company and the Stockholders, as the case may be, and that Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or of any state or other political subdivision thereof.


        10.07  REMEDIES CUMULATIVE

               The remedies provided herein shall be cumulative and shall not preclude the assertion by the Company, the Stockholders or Buyer of any other rights or the seeking of any other remedies against the other, or their respective successors or assigns.


11.     TAX MATTERS


        11.01  SECTION 338(h)(10) ELECTION

               At Buyer's request, the Stockholders shall join with Buyer in making an election under Section 338(h)(10) of the Code (any corresponding election under state, local or foreign tax law) with respect to the purchase and sale of stock of the Company (the "Section 338(h)(10) Election") in form and substance satisfactory to the Buyer. Buyer shall be responsible for the filing of any Form 8023 or analogous, ancillary or supporting forms, documents and statements under state, local or foreign law to make the Section 338(h)(10) Elections (the "Section 338 Forms"). The Stockholders will include any income, gain loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable Laws. The Stockholders shall also pay any Tax liability imposed on the Company attributable to or in any way arising from the making of the Section 338(h)(10) Election, including, but not limited to, (a) any Tax imposed under Code Section 1374, (b) any Tax imposed under Reg. Section 1.338(h)(10)-1(e)(5), or (c) any state, local or foreign Tax imposed on the Company's gain, and the Stockholders shall jointly and severally indemnify Buyer and the Company against any Losses arising out of any failure to pay the Taxes attributable to the Company.


        11.02  ALLOCATION OF PURCHASE PRICE

               Buyer, the Company and each of the Stockholders agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the Assets of the Company for all purposes (including Tax and financial accounting) in accordance with their fair market values as reasonably determined by Buyer in accordance with the applicable rules of
Section 338 of the Code and the regulations thereunder and consented to by the Stockholders (which consent shall not be unreasonably withheld), which allocation shall be binding upon the parties. Within ninety (90) days following the Closing, Buyer and the Company shall agree on a list of assets to which the "Aggregate Deemed Sales Price" (as defined under applicable Treasury Regulations) of the assets of the Company shall be allocated. All allocations contained in such schedule shall be used by each party in preparing the Section 338 Forms and all relevant Tax Returns (including amended returns and claims for refund), subject to adjustment to reflect (a) Stockholders' selling expenses as a reduction of sales proceeds, and (b) Buyer's acquisition expenses as an addition to the Purchase Price.


        11.03  S CORPORATION STATUS

               Prior to Closing, neither the Company nor any Stockholder shall revoke the Company's election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. Prior to Closing, neither the Company nor any Stockholder shall knowingly take or allow any action (other than the sale of the Company's stock pursuant to this Purchase Agreement) that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code. After the Closing, neither Buyer, the Company, nor any Stockholder shall take any position inconsistent with the Company being an S corporation for all periods through the Closing Date.

        11.04  TAX RETURNS AND PAYMENTS

               The Stockholders shall prepare or cause to be prepared and Buyer shall timely file or cause to be filed all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date ("Pre-Closing Periods") which are due after the Closing Date. Such Returns shall be prepared in a manner consistent with the Company's prior practice and the allocation of the Purchase Price pursuant to Section 11.02. At least fifteen (15) days prior to the filing of each such Return, the Stockholders shall provide the Return to Buyer for its review and comment and the Stockholders shall make such revisions to such Return as are necessary to conform the Return with the preceding sentence or to be consistent with applicable Law and shall provide the Return, as revised, to Buyer for filing. Buyer shall prepare or cause to be prepared and Buyer shall timely file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date (the "Straddle Periods"). Such Returns shall be prepared in a manner consistent with the Company's prior practice to the extent consistent with applicable Laws. At least fifteen (15) days prior to the filing of each such Return with respect to Straddle Periods, Buyer shall provide copies of such Return to the Stockholders for the Stockholders' review and comment and Buyer shall make such revisions to such Tax Returns as are reasonably requested by the Stockholders. The Stockholders shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid (a) in the case of each Return filed by Buyer relating to a Pre-Closing Period the amount of Tax paid with respect to such period as show on the Return in excess of (i) the reserve for such Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the balance sheet in the Unaudited Financial Statements and (ii) the amount of such Taxes for which Buyer is responsible pursuant to Section 11.01 and (b) in the case of each Return relating a Straddle Period, the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date in excess of (i) any reserve for such Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the balance sheet in the Unaudited Financial Statements and (ii) any portion of such Taxes which is Buyer's responsibility pursuant to Section 11.01 (such excess "Straddle Period Taxes"). Such Straddle Period Taxes shall be calculated as though the taxable year of the Company terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, such Straddle Period Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period. To the extent permitted by applicable law, the Stockholders shall include any income, gain, loss, deduction or other tax items for periods ending on or before the Closing Date and for periods beginning before and ending after the Closing Date on their

Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to the Stockholders for such periods. After the Closing, the Company shall not amend any Tax Return filed before the Closing without Stockholders' consent.


        11.05  COOPERATION ON TAX MATTERS

               (a) Buyer, the Company and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 11 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such filing, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Stockholders agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests the Company or the Stockholders, as the case may be, shall allow the other party to take possession of such books and records prior to such transfer, destruction or discarding.

               (b) Buyer and the Stockholders further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).


        11.06  CERTAIN TAXES

               Except as otherwise agreed, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Purchase Agreement (including any city transfer tax and any similar tax imposed in other states or subdivisions), shall be paid one-half by Buyer and one-half by the Stockholders when due, and the party required by applicable Laws will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Laws, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.


        11.07  TAX AUDITS

               (a) The Stockholders shall have the right to represent the interests of the Company in any Tax audit or administrative or court proceeding relating to taxable periods of the Company which end on or before the Closing Date, and to employ counsel of its choice at its expense, provided that the Stockholders acknowledge in writing their liability, pursuant to Section 11.04 of this Agreement, for such Tax or Tax Return. Buyer shall have the right to participate in any such Tax proceeding which may adversely affect the Company after the Closing Date and the Stockholders will not settle any such audit without the prior written consent of Buyer. Buyer agrees that it will cooperate fully with the Stockholders and their counsel in the defense or compromise of any claim in any such proceeding.

               (b) Buyer shall have the sole right to represent the interests of the Company in all other Tax audits or administrative or court proceedings.


12.     TERMINATION


        12.01  TERMINATION

               This Purchase Agreement may be terminated at any time before the Closing Date under any one or more of the following circumstances:

               (a) by the mutual written consent of all of the parties hereto;

               (b) by Buyer, the Company or the Stockholders, by written notice of termination delivered to the other parties if the Closing shall not have occurred prior to April 30, 2001; provided, however, that the right to terminate this Purchase Agreement under this Section 12.01(b) shall not be available to any party whose breach of representations, warranties, covenants or agreements contained in this Purchase Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date;

               (c) by Buyer if the Company or the Stockholders shall have breached, or failed to comply with, in any material respect any of their respective material obligations under this Purchase Agreement or any representation or warranty made by such party shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within thirty (30) days after notice thereof;

               (d) by the Company or the Stockholders if Buyer shall have breached, or failed to comply with, in any material respect any of its material obligations under this Purchase Agreement or any representation or warranty made by Buyer shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within thirty (30) days after notice thereof; and

                (e) by Buyer, the Company or the Stockholders if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any governmental or regulatory authority preventing or prohibiting consummation of the transactions under this Purchase Agreement shall have become final and non-appealable.


        12.02  EFFECT OF TERMINATION

               In the event this Purchase Agreement is terminated as provided in this Article 12, this Purchase Agreement shall forthwith become wholly void and of no effect, and the parties shall be released from all future obligations hereunder; provided, however, that the obligations of the parties as to confidentiality provided in Section 3.02 and the provisions of Section 13.03 relating to the payment of expenses, shall not be extinguished but shall survive such termination, and nothing herein shall relieve any party for any breach of this Agreement. The parties hereto shall have any and all remedies to enforce such obligations provided at law or in equity (including, without limitation, specific performance).


13.     MISCELLANEOUS


        13.01  ADDITIONAL ACTIONS AND DOCUMENTS

               Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further Documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Purchase Agreement.


        13.02  BROKERS

               (a) The Company and the Stockholders jointly and severally represent and warrant to Buyer that neither such party has (i) engaged any broker, finder or agent in connection with the transactions contemplated by this Purchase Agreement or (ii) incurred (or will incur) any unpaid liability to any broker, finder or agent for any brokerage fees, finders' fees or commissions, with respect to the transactions contemplated by this Purchase Agreement.

               (b) Buyer represents and warrants to the Company and the Stockholders that Buyer has not (i) engaged any broker, finder or agent in connection with the transactions contemplated by this Purchase Agreement or (ii) incurred (and will not incur) any unpaid liability to any broker, finder or agent for any brokerage fees, finders' fees or commissions, with respect to the transactions contemplated by this Purchase Agreement.

               (c) Each party agrees to indemnify, defend and hold harmless each of the other parties from and against any and all claims asserted against such parties for any fees or commissions other than those set forth in this Section by any persons purporting to act or to have acted for or on behalf of the indemnifying party.


        13.03  EXPENSES

               Subject to the provisions of Article 10, each party hereto shall pay its own Transaction Expenses; provided, however, that the Company shall be permitted to pay the Transaction Expenses incurred by the Stockholders prior to April 2, 2001; provided, further, that the Stockholders shall be jointly and severally liable for any Transaction Expenses of the Company and the Stockholders incurred after April 2, 2001.


        13.04  ASSIGNMENT

               Buyer shall have the right to assign its rights and obligations under this Purchase Agreement (except for its obligations under Section 10.03), in whole or in part, to an entity in which Buyer owns all of the issued and outstanding stock (to the extent permitted by law). Except as described in the immediately preceding sentence, no party shall assign its rights and obligations under this Purchase Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect. In no event shall the assignment by any party of its respective rights or obligations under this Purchase Agreement, whether before or after the Closing, release such party from its respective liabilities and obligations hereunder.

        13.05  ENTIRE AGREEMENT; AMENDMENT

               This Purchase Agreement, including the Disclosure Schedule, the Exhibits and other Documents referred to herein or furnished pursuant hereto, constitute the entire Agreement among the parties hereto with respect to the transactions contemplated herein, and supersede all prior oral or written Agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Purchase Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.


        13.06  WAIVER

               No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Purchase Agreement or under any other Documents furnished in connection with or pursuant to this Purchase Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.


        13.07  CONSENT TO JURISDICTION

               (a) This Purchase Agreement and the duties and obligations of the parties hereunder and under each of the Documents referred to herein shall be enforceable against any party in the courts of the United States of America and of the Commonwealth of Virginia. For such purpose, each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of such courts, and agrees that all claims in respect of this Purchase Agreement and such other Documents may be heard and determined in any of such courts.

               (b) Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Purchase Agreement or to any of the other Documents referred to herein or therein shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        13.08  SEVERABILITY

               If any part of any provision of this Purchase Agreement or any other Agreement or document given pursuant to or in connection with this Purchase Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Purchase Agreement.


        13.09  GOVERNING LAW

               This Purchase Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (excluding the choice of law rules thereof).


        13.10  NOTICES

               All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Purchase Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

               (i)    If to Buyer:

                      BTG, Inc.
                      3877 Fairfax Ridge Road
                      Fairfax, Virginia  22030
                      Attention:  Deborah Fox, Esq.
                      Telecopy No.: (703) 383-4025

                      with a copy (which shall not constitute notice) to:

                      Hogan & Hartson L.L.P.
                      8300 Greensboro Drive
                      Suite 1100
                      McLean, Virginia  22102
                      Attention:  Thomas E. Repke, Esq.
                      Telecopy No.: (703) 610-6200

               (ii)   If to the Company:

                      Research Planning, Inc.
                      6400 Arlington Boulevard
                      Suite 1100
                      Falls Church, Virginia  22042
                      Attention:  ___________
                      Telecopy No.:  _________

                      with a copy (which shall not constitute notice) to:

                      Winston & Strawn
                      1400 L Street, N.W.
                      Washington, D.C. 20005-3502
                      Attention:  Faton A. Bacaj, Esq.
                      Telecopy No.: (202) 371-5950

               (iii)  If to Reynaldo P. Maduro, Sr.:

                      Mr. Reynaldo P. Maduro, Sr.
                      7008 Winterbury Lane
                      Bethesda, Maryland  20814
                      Telecopy No.:  _________

                      with a copy (which shall not constitute notice) to:

                      Winston & Strawn
                      1400 L Street, N.W.
                      Washington, D.C. 20005-3502
                      Attention:  James H. Burnley, IV, Esq.
                      Telecopy No.: (202) 371-5950

               (iv)   If to Charles H. Lyon, III:

                      Mr. Charles H. Lyon, III
                      6318 Karmich Street
                      Fairfax Station, Virginia  22039
                      Telecopy No.:  ___________

               (v)    If to Grant C. Peterson:

                      Mr. Grant C. Peterson
                      6611 Thurlton Drive
                      Alexandria, Virginia  22315
                      Telecopy No.:  ______________

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.


        13.11  HEADINGS

               Article and Section headings contained in this Purchase Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Purchase Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.


        13.12  EXECUTION IN COUNTERPARTS

               To facilitate execution, this Purchase Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single Agreement. It shall not be necessary in making proof of this Purchase Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.


        13.13  LIMITATION ON BENEFITS

               The covenants, undertakings and agreements set forth in this Purchase Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns, except that the agreements set forth in Article 10 also shall be for the benefit of, and enforceable by, Buyer Indemnified Persons and their respective successors, heirs, executors, administrators, legal representatives or permitted assigns.


        13.14  BINDING EFFECT

               Subject to any provisions hereof restricting assignment, this Purchase Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns.


                            [SIGNATURE PAGE FOLLOWS]

               IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement, or have caused this Stock Purchase Agreement to be duly executed on their behalf, as of the day and year first above written.


                                         BUYER:

                                         BTG, INC.



                                         By:  /s/ EDWARD H. BERSOFF
                                            ------------------------------------
                                                  Edward H. Bersoff
                                                  President and Chief Executive
                                                  Officer


                                         COMPANY:

                                         RESEARCH PLANNING, INC.



                                         By:  /s/ REYNALDO P. MADURO, SR.
                                            ------------------------------------
                                                  Reynaldo P. Maduro, Sr.
                                                  President and Chief Executive
                                                  Officer


                                         STOCKHOLDERS:


                                          /s/ REYNALDO P. MADURO, SR.
                                         ---------------------------------------
                                         Reynaldo P. Maduro, Sr.


                                          /s/ CHARLES H. LYON, III
                                         ---------------------------------------
                                         Charles H. Lyon, III


                                          /s/ GRANT C. PETERSON
                                         ---------------------------------------
                                         Grant C. Peterson